Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Leonard F. Griehs (Analysts)
(856) 342-6428
Anthony Sanzio (Media)
(856) 968-4390
CAMPBELL REPORTS SECOND QUARTER RESULTS.
Adjusted Net Earnings Per Share Were $0.65.
Expects 2009 EPS Growth at High End of 5 — 7 Percent Range, Excluding Currency.
CAMDEN, N.J., February 23, 2009—Campbell Soup Company (NYSE: CPB) today reported net earnings for the quarter ended February 1, 2009 of $233 million, or $0.64 per share, compared to $274 million, or $0.71 per share, in the prior year. The fiscal 2009 reported net earnings included charges associated with previously announced restructuring initiatives, the impact of unrealized losses on the company’s commodity hedging activities and a tax adjustment related to the divestiture of the Godiva business. Excluding all items impacting comparability, adjusted net earnings were $234 million in the current quarter compared to adjusted net earnings of $266 million in the prior year’s quarter. Adjusted net earnings per share were $0.65 in the current quarter compared to adjusted net earnings per share of $0.69 in the prior year’s quarter. Reflecting strengthening of the U.S. dollar, adjusted net earnings per share for the quarter were negatively impacted by $0.04 due to currency translation.

The items impacting comparability of net earnings are summarized below:

	Second Quarter
	2009			2008
(millions, except per share amounts)	Earnings	EPS		Earnings	EPS
Net earnings, as reported	$233	$0.64		$274	$0.71

Continuing Operations

Earnings from continuing operations, as reported	$229	$0.63		$260	$0.67

Adjustment for restructuring related costs	5	0.01		—	—

Benefit from resolution of a state tax contingency	—	—		(13)	(0.03)

Adjusted Earnings from continuing operations	$234	$0.65	*	$247	$0.64

Discontinued Operations

Earnings from discontinued operations, as reported	$4	$0.01		$14	$0.04

Costs associated with the sale of Godiva Chocolatier	—	—		5	0.01

Adjustment to taxes on gain on sale of Godiva Chocolatier	(4)	(0.01)		—	—

Adjusted Earnings from discontinued operations	$—	$—		$19	$0.05

Adjusted Net earnings	$234	$0.65		$266	$0.69

*	Does not add due to rounding.
     A detailed reconciliation of the adjusted fiscal 2009 and 2008 financial information to the reported information is attached to this release.
     For the second quarter, sales declined 4 percent to $2.122 billion. The decline in sales reflects the following factors:
▪	Volume and mix subtracted 3 percent

▪	Price and sales allowances added 9 percent

▪	Increased promotional spending subtracted 3 percent

▪	Currency subtracted 5 percent

▪	Divestitures subtracted 2 percent
     Douglas R. Conant, Campbell’s President and Chief Executive Officer, said, “For the first half, we delivered strong sales growth in our key value-oriented businesses, including U.S. soup and sauces. U.S. soup sales increased 8 percent with growth in all formats: condensed, ready-to-serve and broth. As planned, we invested in our U.S. soup portfolio and supported three major new product introductions. Beyond soup, other parts of our portfolio, such as beverages and premium breads, continued to grow but at slower rates during these difficult economic times. Overall, the categories in which we compete are growing, and our businesses are performing well within those categories.
     “In the second quarter, we maintained momentum in our U.S. soup business, building on very strong sales in the first quarter. Our product innovations in ready-to-serve soups and effective marketing of our condensed portfolio have resonated with consumers as they eat more meals at home. We remain encouraged by the successful launches of ‘Campbell’s Select Harvest’ and ‘Campbell’s’ ‘V8’ ready-to-serve soups and ‘Swanson’ stock. ‘Prego’ and ‘Pace’ sauces also benefited from consumers eating more meals at home.”
     Conant continued, “Overall, we are pleased with our performance in the quarter, especially considering that currency negatively impacted results and major retailers significantly reduced inventory levels. While these inventory reductions have impacted our U.S soup, sauces and beverages businesses, encouragingly consumer takeaway has outpaced sales growth. Campbell’s portfolio continues to provide great value, quality and convenience, and consumer response to our products remained strong.
     “As expected, our adjusted gross margin trend performance improved on a quarter-to-quarter basis, and we expect that to continue for the balance of the fiscal year.”
     Conant concluded, “Campbell remains well positioned during this economic downturn due to the focused and value-oriented nature of our portfolio, the relative vitality of the categories in which we compete and our position within those categories. Despite broad economic challenges, we are optimistic about the second half of the year.”
Fiscal 2009 Guidance
     On a currency-neutral basis, the company now expects to deliver sales growth, excluding the negative impact of one less week in the fiscal year and divestitures, within its long-term target range of between 3 and 4 percent; adjusted earnings before interest and taxes (EBIT) growth slightly below its long-term growth target of between 5 and 6 percent, reflecting the impact of one less week, higher marketing spending and increased investment spending in Russia and China. Campbell expects growth in adjusted net earnings per share to be at the high end of the 5 to 7 percent range, reflecting improved margin outlook and favorable interest costs, from the fiscal 2008 adjusted base of $2.09.
     At quarter-end rates of exchange, the company’s fiscal 2009 sales, EBIT and EPS growth rates would be negatively impacted by approximately 5 percentage points as a result of currency translation.
First Half Results
     The current and prior period’s net earnings included items that impacted comparability. These items are summarized below:

	Six Months
	2009		2008
(millions, except per share amounts)	Earnings	EPS	Earnings	EPS
Net earnings, as reported	$493	$1.35	$544	$1.41

Continuing Operations

Earnings from continuing operations, as reported	$489	$1.34	$528	$1.36

Adjustment for restructuring related costs	10	0.03	—	—

Adjustment for unrealized losses on commodity hedges	16	0.04	—	—

Benefit from resolution of a state tax contingency	—	—	(13)	(0.03)

Adjusted Earnings from continuing operations	$515	$1.41	$515	$1.33

Discontinued Operations

Earnings from discontinued operations, as reported	$4	$0.01	$16	$0.04

Costs associated with the sale of Godiva Chocolatier	—	—	5	0.01

Adjustment to taxes on gain on sale of Godiva Chocolatier	(4)	(0.01)	—	—

Adjusted Earnings from discontinued operations	$—	$—	$21	$0.05

Adjusted Net earnings	$515	$1.41	$536	$1.39	*

*	Does not add due to rounding.
     Net earnings for the first half were $493 million, or $1.35 per share, compared to $544 million, or $1.41 per share, in the year-ago period. Excluding items impacting comparability, adjusted net earnings were $515 million compared to $536 million in the year-ago period. Adjusted net earnings per share were $1.41 in the current period compared to $1.39 in the prior period, an increase of 1 percent. Adjusted net earnings per share growth benefited from a decline in average diluted shares outstanding due to repurchases utilizing the net proceeds from the Godiva divestiture and Campbell’s strategic share repurchase programs. In the first half of 2009, adjusted net earnings per share were negatively impacted by $0.05 due to currency translation.
     For the first half of fiscal 2009, sales were $4.372 billion, a decrease of 1 percent. The change in sales for the period reflects the following factors:
▪	Volume and mix subtracted 1 percent

▪	Price and sales allowances added 8 percent

▪	Increased promotional spending subtracted 3 percent

▪	Currency subtracted 3 percent

▪	Divestitures subtracted 2 percent
Second Quarter Financial Details
▪	Gross margin was 39.4 percent compared to 40.1 percent a year ago. The current year included $8 million of costs related to initiatives to improve operational efficiency and long-term profitability. After adjusting for this item, gross margin percentage for the quarter was 39.8 percent. The decline in gross margin percentage was primarily due to cost inflation and increased promotional spending, partly offset by higher selling prices and productivity improvements.

▪	Marketing and selling expenses decreased to $315 million due to the impact of currency, partly offset by higher advertising mainly in the U.S. soup and sauces businesses.

▪	Excluding items impacting comparability, earnings before interest and taxes were $363 million as compared to $400 million in the prior-year quarter, a reduction of 9 percent. Five percentage points of this decline were due to the unfavorable impact of currency translation. The balance of the decline was due to higher advertising and lower gross margin.

▪	At the end of the quarter, net debt, or total debt minus cash and cash equivalents, was $2.631 billion compared to $2.661 billion a year ago, a decrease of $30 million.

▪	Net interest expense declined to $25 million, compared to $42 million in the prior year due to the significant decline in the company’s short-term borrowing costs.
First Half Financial Details
▪	Marketing and selling expenses increased $7 million to $622 million due to higher advertising expenses mainly due to product launches in the U.S. soup business, partially offset by the impact of currency and lower selling expenses. In the first half, Campbell introduced “Campbell’s Select Harvest” and “Campbell’s V8” ready-to-serve soups and “Swanson” stock.

▪	Excluding items impacting comparability, earnings before interest and taxes were $795 million as compared to $828 million in the prior year, a decrease of 4 percent. Three percentage points of the decline were due to the unfavorable impact of currency translation.

▪	Average diluted shares outstanding declined to 364 million from 387 million primarily due to repurchases utilizing net proceeds from the divestiture of the Godiva business and Campbell’s strategic share repurchase programs.

▪	During the first half, Campbell repurchased 9 million shares for $295 million under its June 2008 strategic share repurchase program and the company’s ongoing practice of buying back shares sufficient to offset shares issued under incentive compensation plans.

Summary of Fiscal 2009 Second Quarter and First Half Results by Segment
U.S. Soup, Sauces and Beverages
     Sales for U.S. Soup, Sauces and Beverages were $1.128 billion, an increase of 3 percent compared to a year ago. The change in sales reflects the following factors:
▪	Volume and mix subtracted 3 percent

▪	Price and sales allowances added 10 percent

▪	Increased promotional spending subtracted 4 percent
     U.S. soup sales, especially condensed varieties, were negatively impacted by significant reductions in retailer inventory levels. Total soup sales for the quarter increased 4 percent, driven by the following:
▪	Sales of “Campbell’s” condensed soups increased 1 percent with gains in cooking varieties as consumers ate more meals at home.

▪	Sales of ready-to-serve soups increased 7 percent due to the successful launches of “Campbell’s Select Harvest” and “Campbell’s V8” soups and gains in “Campbell’s Chunky” canned soups. These gains were partially offset by declines in sales of Campbell’s convenience platform, which includes soup in microwavable bowls and cups.

▪	Broth sales increased 3 percent due to the successful introduction of “Swanson” cooking stock, partially offset by increased promotional spending in response to competitive activity.
     Further details of the sales results of this segment’s other businesses include:
▪	Beverage sales increased slightly following double-digit growth a year ago. The increase was driven by the continued strong performance of “V8 V-Fusion” juice and growth in “V8 Splash” juice drinks, partially offset by declines in “V8” vegetable juice and “Campbell’s” tomato juice.

▪	“Prego” pasta sauce sales increased and sales of “Pace” Mexican sauces were unchanged. Sales of both products were significantly impacted by reductions in retailer inventory levels. Growth in consumer takeaway of these products remained strong driven by “Prego Heart Smart” varieties and “Pace” specialty salsas.
     Operating earnings were $270 million compared to $286 million in the prior-year period. The decrease in operating earnings was due to costs, including advertising associated with the introduction of new products in the U.S. soup business, partially offset by increased sales.
     For the first half, U.S. Soup, Sauces and Beverages sales increased 6 percent to $2.326 billion. A breakdown of the change in sales follows:
▪	Price and sales allowances added 9 percent

▪	Increased promotional spending subtracted 3 percent
     For the first half, soup sales increased 8 percent:
▪	Sales of condensed soup increased 8 percent with gains in both eating and cooking varieties.

▪	Sales of ready-to-serve soup increased 7 percent due to the successful launches of “Campbell’s Select Harvest” and “Campbell’s V8” soups.

▪	Broth sales increased 13 percent due to the continued growth of the base business and the successful introduction of “Swanson” cooking stock.
     Operating earnings were $584 million compared to $595 million in the year-ago period. The decrease in operating earnings was due to an inflation-driven decline in gross margin percentage and higher levels of marketing for new product launches, partially offset by higher sales.
Baking and Snacking
     Sales for Baking and Snacking were $440 million, a decrease of 10 percent from a year ago. A breakdown of the change in sales follows:
▪	Volume and mix subtracted 1 percent

▪	Price and sales allowances added 9 percent

▪	Increased promotional spending subtracted 2 percent

▪	Currency subtracted 8 percent

▪	Divestitures subtracted 8 percent
     Further details of sales results include the following:
▪	Sales of Pepperidge Farm products increased driven by gains in the cookies and crackers and bakery businesses.
o	In the cookies and crackers business, sales increases were driven by double-digit gains in “Goldfish” snack crackers and in “Milanos,” as well as the introduction of Baked Naturals, an adult savory snack cracker.

o	The bakery business also delivered solid sales growth behind whole-grain and swirl breads.
▪	On a reported basis, Arnott’s sales declined due to the divestiture of certain salty snack foods brands in May 2008 and the unfavorable impact of currency. Excluding these factors, sales increased due to growth in all segments: savory, chocolate and sweet.

▪	Sales of biscuits in Indonesia grew strongly.
     Operating earnings were $53 million compared with $68 million in the prior-year period. The decrease in operating earnings was due to a decline in Pepperidge Farm and the unfavorable impact of currency, partially offset by significant growth in Arnott’s. The current quarter included $2 million in accelerated depreciation and other exit costs related to the previously announced restructuring initiative.
     For the first half, sales decreased 7 percent to $949 million. A breakdown in the change in sales follows:
▪	Volume and mix subtracted 1 percent

▪	Price and sales allowances added 9 percent

▪	Increased promotional spending subtracted 2 percent

▪	Currency subtracted 5 percent

▪	Divestitures subtracted 8 percent
     Operating earnings were $136 million compared to $140 million in the year-ago period. The decrease in operating earnings was due to the unfavorable impact of currency. Excluding currency, significant growth in Arnott’s was partly offset by a decline in Pepperidge Farm. The current period included $2 million in accelerated depreciation and other exit costs related to the previously announced restructuring initiative.
International Soup, Sauces and Beverages
     Sales for International Soup, Sauces and Beverages were $391 million, a decrease of 15 percent compared to a year ago. The change in sales reflects the following factors:
▪	Volume and mix subtracted 5 percent

▪	Price and sales allowances added 5 percent

▪	Decreased promotional spending added 1 percent

▪	Currency subtracted 13 percent

▪	Divestitures subtracted 3 percent
     Excluding the unfavorable impact of currency, further details of sales results include the following:
▪	In Europe, sales declined primarily due to the divestiture of the company’s French sauce and mayonnaise business in September 2008 and lower sales in Germany.

▪	In Asia Pacific, sales increased primarily due to gains in the Australian soup business and Malaysia.

▪	In Canada, sales increased due to gains in the soup business.
     Operating earnings decreased to $50 million from $61 million a year ago due to the impact of currency. Excluding the impact of currency, operating earnings increased in Europe, reflecting the benefit of cost savings initiatives, and in Canada, primarily offset by the cost to establish businesses in Russia and China.
     For the first half, sales decreased 9 percent to $771 million. A breakdown of the change in sales follows:
▪	Volume and mix subtracted 2 percent

▪	Price and sales allowances added 4 percent

▪	Increased promotional spending subtracted 1 percent

▪	Currency subtracted 8 percent

▪	Divestitures subtracted 2 percent

     Excluding the impact of currency and divestitures, sales increased due to gains in Asia Pacific and Canada, partially offset by a decline in Europe.
     Operating earnings were $88 million compared to $112 million in the year-ago period. The decrease in operating earnings was due to the cost to establish businesses in Russia and China and the unfavorable impact of currency, partially offset by gains in Europe and Asia Pacific.
North America Foodservice
     Sales were $163 million, a decrease of 7 percent compared to a year ago. A breakdown of the change in sales follows:
▪	Volume and mix subtracted 9 percent

▪	Price and sales allowances added 6 percent

▪	Increased promotional spending subtracted 1 percent

▪	Currency subtracted 3 percent
     Sales were significantly impacted by weakness in the food service sector.
     Operating earnings were $10 million compared to $20 million in the prior period. The current quarter included $6 million in accelerated depreciation and other exit costs related to the previously announced restructuring initiative. The remaining decline in operating earnings was primarily due to lower volumes.
     For the first half, sales were $326 million compared to $342 million in the year-ago period. A breakdown of the change in sales follows:
▪	Volume and mix subtracted 8 percent

▪	Price and sales allowances added 6 percent

▪	Increased promotional spending subtracted 1 percent

▪	Currency subtracted 2 percent
     Operating earnings were $21 million compared to $44 million in the prior period. The current period included $13 million in accelerated depreciation and other exit costs related to the previously announced restructuring initiative. The remaining decline in operating earnings was primarily due to lower volumes.

Unallocated Corporate Expenses
     Unallocated corporate expenses decreased from $35 million a year ago to $28 million in the current quarter. The decrease was primarily due to lower expenses associated with the company’s North American SAP implementation. For the first half, unallocated corporate expenses increased from $63 million to $75 million. The increase was due to $26 million of unrealized losses on commodity hedging included in the current year, partially offset by lower expenses related to the North American SAP implementation. During the second quarter, there was no change in the aggregate unrealized losses on commodity hedging activities. In the prior year, unrealized gains and losses on commodity hedging activities were not material.
Non-GAAP Financial Information
     A reconciliation of the adjusted fiscal 2009 and 2008 financial information to the reported financial information is attached to this release and can also be found on the company’s website at www.campbellsoupcompany.com in the “Investor Center” section.
Conference Call
     The company will host a conference call to discuss these results on February 23, 2009 at 10:00 a.m. Eastern Standard Time. U.S. participants may access the call at 1-866-847-7860 and non-U.S. participants at 1-703-639-1427. Participants should call at least five minutes prior to the starting time. The passcode is “Campbell Soup” and the conference leader is Len Griehs. The call will also be broadcast live over the Internet at www.campbellsoupcompany.com and can be accessed by clicking on the “Shareholder Event / Webcast” banner. A recording of the call will be available approximately two hours after it is completed through midnight March 2, 2009 at 1-888-266-2081 or 1-703-925-2533. The access code is 1331351.
Reporting Segments
     Campbell Soup Company earnings results are reported for the following segments:

     U.S. Soup, Sauces and Beverages includes the following retail businesses: “Campbell’s” brand condensed and ready-to-serve soups, “Swanson” broth and canned poultry businesses, “Prego” pasta sauce, “Pace” Mexican sauce, “Campbell’s Chunky” chili, “Campbell’s” canned pasta, gravies and beans, “V8” vegetable juices, “V8 V-Fusion” juices, “V8 Splash” juice beverages, “Campbell’s” tomato juice, and “Wolfgang Puck” soups, stocks and broths.
     Baking and Snacking includes the following businesses: “Pepperidge Farm” cookies, crackers, breads and frozen products in U.S. retail, “Arnott’s” biscuits in Australia and Asia Pacific, and “Arnott’s” salty snacks in Australia.
     International Soup, Sauces and Beverages includes the soup, sauce and beverage businesses outside of the United States, including Europe, Mexico, Latin America, the Asia Pacific region, as well as the emerging markets of Russia and China, and the retail business in Canada.
     North America Foodservice includes the Away From Home business in the U.S. and Canada.
About Campbell Soup Company
Campbell Soup Company is a global manufacturer and marketer of high-quality foods and simple meals, including soup, baked snacks, and healthy beverages. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell’s,” “Pepperidge Farm,” “Arnott’s,” and “V8.” For more information on the company, visit Campbell’s website at www.campbellsoup.com.
Forward-Looking Statements
This release contains “forward-looking statements” that reflect the company’s current expectations about its future plans and performance, including statements concerning the impact of marketing investments and strategies, pricing, share repurchase, new product introductions and innovation, cost-saving initiatives, quality improvements, inflation, commodity hedging, currency translation and portfolio strategies, including divestitures, on sales, earnings, and margins. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include (1) the impact of strong competitive responses to the company’s efforts to leverage its brand power in the market; (2) the risks associated with trade and consumer acceptance of the company’s initiatives; (3) the company’s ability to realize projected cost savings and benefits; (4) the company’s ability to manage changes to its business processes; (5) the increased significance of certain of the company’s key trade customers; (6) the impact of fluctuations in the supply or costs of energy and raw and packaging materials; (7) the risks associated with portfolio changes; (8) the uncertainties of litigation; (9) the impact of changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions and other external factors; (10) the impact of unforeseen business disruptions in one or more of the company’s markets due to political instability, civil disobedience, armed hostilities, natural disasters or other calamities; and (11) other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
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CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	February 1,	January 27,
	2009	2008
Net sales	$2,122	$2,218

Costs and expenses
Cost of products sold	1,285	1,329
Marketing and selling expenses	315	319
Administrative expenses	138	141
Research and development expenses	27	25
Other expenses / (income)	2	4

Total costs and expenses	1,767	1,818

Earnings before interest and taxes	355	400
Interest, net	25	42

Earnings before taxes	330	358

Taxes on earnings	101	98

Earnings from continuing operations	229	260
Earnings from discontinued operations	4	14

Net earnings	$233	$274

Per share — basic
Earnings from continuing operations	$.65	$.69
Earnings from discontinued operations	.01	.04

Net earnings	$.66	$.73

Dividends	$.25	$.22

Weighted average shares outstanding — basic	355	377

Per share — assuming dilution
Earnings from continuing operations	$.63	$.67
Earnings from discontinued operations	.01	.04

Net earnings	$.64	$.71

Weighted average shares outstanding — assuming dilution	362	386

In fiscal 2009, the company recorded pre-tax restructuring related costs in cost of products sold of $8 ($5 after tax or $.01 per share) related to the initiatives announced in April 2008 to improve operational efficiency.
In fiscal 2009, the company recognized a $4 (or $.01 per share) tax benefit in discontinued operations related to the sale of the Godiva Chocolatier business.
In fiscal 2008, the company recognized a $13 (or $.03 per share) tax benefit in continuing operations related to the favorable resolution of a state tax contingency.

CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	SIX MONTHS ENDED
	February 1,	January 27,
	2009	2008
Net sales	$4,372	$4,403

Costs and expenses
Cost of products sold	2,664	2,622
Marketing and selling expenses	622	615
Administrative expenses	278	282
Research and development expenses	56	52
Other expenses / (income)	(2)	4

Total costs and expenses	3,618	3,575

Earnings before interest and taxes	754	828
Interest, net	57	84

Earnings before taxes	697	744

Taxes on earnings	208	216

Earnings from continuing operations	489	528
Earnings from discontinued operations	4	16

Net earnings	$493	$544

Per share — basic
Earnings from continuing operations	$1.37	$1.40
Earnings from discontinued operations	.01	.04

Net earnings	$1.38	$1.44

Dividends	$.50	$.44

Weighted average shares outstanding — basic	356	378

Per share — assuming dilution
Earnings from continuing operations	$1.34	$1.36
Earnings from discontinued operations	.01	.04

Net earnings	$1.35	$1.41

Weighted average shares outstanding — assuming dilution	364	387

In fiscal 2009, the company recorded pre-tax restructuring related costs in cost of products sold of $15 ($10 after tax or $.03 per share) related to the initiatives announced in April 2008 to improve operational efficiency.
In fiscal 2009, the company recognized $26 ($16 after tax or $.04 per share) in cost of products sold related to unrealized losses on commodity hedges.
In fiscal 2009, the company recognized a $4 (or $.01 per share) tax benefit in discontinued operations related to the sale of the Godiva Chocolatier business.
In fiscal 2008, the company recognized a $13 (or $.03 per share) tax benefit in continuing operations related to the favorable resolution of a state tax contingency.
The sum of the individual per share amounts does not equal due to rounding.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	February 1,	January 27,	Percent
	2009	2008	Change
Sales
Contributions:
U.S. Soup, Sauces and Beverages	$1,128	$1,093	3%
Baking and Snacking	440	491	(10)%
International Soup, Sauces and Beverages	391	458	(15)%
North America Foodservice	163	176	(7)%

Total sales	$2,122	$2,218	(4)%

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$270	$286	(6)%
Baking and Snacking	53	68	(22)%
International Soup, Sauces and Beverages	50	61	(18)%
North America Foodservice	10	20	(50)%

Total operating earnings	383	435	(12)%
Unallocated corporate expenses	(28)	(35)

Earnings before interest and taxes	355	400	(11)%
Interest, net	(25)	(42)
Taxes on earnings	(101)	(98)

Earnings from continuing operations	229	260	(12)%
Earnings from discontinued operations	4	14

Net earnings	$233	$274	(15)%

Per share — assuming dilution
Earnings from continuing operations	$.63	$.67	(6)%
Earnings from discontinued operations	.01	.04

Net earnings	$.64	$.71	(10)%

In fiscal 2009, the company recorded pre-tax restructuring related costs in cost of products sold of $8 ($5 after tax or $.01 per share) related to the initiatives announced in April 2008 to improve operational efficiency. The restructuring related costs were recognized in the following segments: North America Foodservice — $6, and Baking and Snacking — $2.
In fiscal 2009, the company recognized a $4 (or $.01 per share) tax benefit in discontinued operations related to the sale of the Godiva Chocolatier business.
In fiscal 2008, the company recognized a $13 (or $.03 per share) tax benefit in continuing operations related to the favorable resolution of a state tax contingency.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	SIX MONTHS ENDED
	February 1,	January 27,	Percent
	2009	2008	Change
Sales
Contributions:
U.S. Soup, Sauces and Beverages	$2,326	$2,190	6%
Baking and Snacking	949	1,023	(7)%
International Soup, Sauces and Beverages	771	848	(9)%
North America Foodservice	326	342	(5)%

Total sales	$4,372	$4,403	(1)%

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$584	$595	(2)%
Baking and Snacking	136	140	(3)%
International Soup, Sauces and Beverages	88	112	(21)%
North America Foodservice	21	44	(52)%

Total operating earnings	829	891	(7)%
Unallocated corporate expenses	(75)	(63)

Earnings before interest and taxes	754	828	(9)%
Interest, net	(57)	(84)
Taxes on earnings	(208)	(216)

Earnings from continuing operations	489	528	(7)%
Earnings from discontinued operations	4	16

Net earnings	$493	$544	(9)%

Per share — assuming dilution
Earnings from continuing operations	$1.34	$1.36	(1)%
Earnings from discontinued operations	.01	.04

Net earnings	$1.35	$1.41	(4)%

In fiscal 2009, the company recorded pre-tax restructuring related costs in cost of products sold of $15 ($10 after tax or $.03 per share) related to the initiatives announced in April 2008 to improve operational efficiency. The restructuring related costs were recognized in the following segments: North America Foodservice — $13, and Baking and Snacking — $2.
In fiscal 2009, the company recognized $26 ($16 after tax or $.04 per share) in cost of products sold related to unrealized losses on commodity hedges. The losses are included in Unallocated corporate expenses.
In fiscal 2009, the company recognized a $4 (or $.01 per share) tax benefit in discontinued operations related to the sale of the Godiva Chocolatier business.
In fiscal 2008, the company recognized a $13 (or $.03 per share) tax benefit in continuing operations related to the favorable resolution of a state tax contingency.
The sum of the individual per share amounts does not equal due to rounding.

CAMPBELL SOUP COMPANY CONSOLIDATED
BALANCE SHEETS (unaudited)
(millions)

	February 1,	January 27,
	2009	2008
Current assets	$1,638	$1,755

Current assets held for sale	—	123

Plant assets, net	1,760	1,930

Intangible assets, net	2,189	2,566

Other assets	324	384

Non-current assets held for sale	—	118

Total assets	$5,911	$6,876

Current liabilities	$1,865	$2,289

Current liabilities held for sale	—	71

Long-term debt	1,957	1,780

Other liabilities	1,052	1,129

Non-current liabilities held for sale	—	12

Shareowners’ equity	1,037	1,595

Total liabilities and shareowners’ equity	$5,911	$6,876

Total debt	$2,711	$2,756

Cash and cash equivalents	$80	$95

Net debt	$2,631	$2,661

February 23, 2009
Reconciliation of GAAP and Non-GAAP Financial Measures
Second Quarter Ended February 1, 2009
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.
Net Debt
The company believes that net debt is a non-GAAP measure that provides additional meaningful comparisons between the company’s financial position at February 1, 2009 and January 27, 2008, and also a useful perspective on the financial condition of the business. Interest income earned on cash and cash equivalents partially offsets interest expense on debt. Cash and cash equivalents are available to repay outstanding debt upon maturity.
The table below summarizes information on total debt and cash and cash equivalents:

(millions)	February 1, 2009	January 27, 2008
Current notes payable	$754	$976
Long-term debt	1,957	1,780

Total debt	$2,711	$2,756
Less: Cash and cash equivalents	(80)	(95)

Net debt	$2,631	$2,661

Items Impacting Gross Margin and Net Earnings
The company believes that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its gross margin and earnings results if these transactions are excluded.
The following items impacted gross margin and/or net earnings:
(1)	In the first quarter of fiscal 2009, the company recognized in cost of products sold $26 million ($16 million after tax or $0.04 per share) of unrealized losses on the fair value of open commodity futures contracts. Beginning in fiscal 2009, unrealized gains and losses on commodity hedging activities are excluded from segment operating earnings and are recorded in unallocated corporate expenses as these open positions represent hedges of future purchases. Upon closing of the contracts, the realized gain or loss is transferred to segment operating earnings, which allows the segments to reflect the economic effects of the hedge without exposure to quarterly volatility of unrealized gains and losses. The volatility associated with the unrealized gains or losses will be treated as an item impacting comparability. In prior periods, unrealized gains and losses on commodity hedging were not material.

(2)	In fiscal 2008, the company announced initiatives to improve operational efficiency and long-term profitability, including selling certain salty snack food brands and assets in Australia, closing certain production facilities in Australia and Canada, and streamlining the company’s management structure. In the second quarter of fiscal 2009, the company recorded expenses of $8 million ($5 million after tax or $0.01 per share) in cost of products sold related to these initiatives. The aggregate year-to-date impact was $15 million ($10 million after tax or $0.03 per share). For the year ended August 3, 2008, the company recorded pre-tax restructuring charges of $175 million and $7 million of expenses in cost of products sold (aggregate impact of $107 million after tax or $0.28 per share) related to these initiatives.

(3)	In the second quarter of fiscal 2009, the company recorded a $4 million tax benefit ($0.01 per share) in discontinued operations related to the sale of the Godiva Chocolatier business.

(4)	In the second quarter of fiscal 2008, the company recorded a non-cash tax benefit of $13 million ($0.03 per share) in earnings from continuing operations from the favorable resolution of a state tax contingency in the United States.

(5)	In the second quarter of fiscal 2008, costs of $9 million ($5 million after tax or $0.01 per share) associated with the sale of the Godiva Chocolatier business were recognized in discontinued operations. In fiscal 2008, the company recognized a pre-tax gain of $698 million ($462 million after tax or $1.21 per share) in earnings from discontinued operations from the sale of the Godiva Chocolatier business.

The tables below reconcile financial information, presented in accordance with GAAP, to financial information excluding certain transactions:

	Second Quarter
(millions, except per share amounts)	Feb. 1, 2009	Jan. 27, 2008	% Change
Gross margin, as reported	$837	$889
Add: Restructuring related costs (2)	8	—

Adjusted Gross margin	$845	$889	(5)%

Adjusted Gross margin percentage	39.8%	40.1%

Earnings before interest and taxes, as reported	$355	$400
Add: Restructuring related costs (2)	8	—

Adjusted Earnings before interest and taxes	$363	$400	(9)%

Interest, net, as reported	$25	$42

Adjusted Earnings before taxes	$338	$358

Taxes on earnings, as reported	$101	$98
Add: Tax benefit from restructuring related costs (2)	3	—
Add: Tax benefit from resolution of a state tax contingency (4)	—	13

Adjusted Taxes on earnings	$104	$111

Adjusted effective income tax rate	30.8%	31.0%

Earnings from continuing operations, as reported	$229	$260
Add: Net adjustment from restructuring related costs (2)	5	—
Deduct: Benefit from resolution of a state tax contingency (4)	—	(13)

Adjusted Earnings from continuing operations	$234	$247	(5)%

Earnings from discontinued operations, as reported	$4	$14
Deduct: Tax benefit from the sale of the Godiva Chocolatier business (3)	(4)	—
Add: Costs associated with the sale of the Godiva Chocolatier business (5)	—	5

Adjusted Earnings from discontinued operations	$—	$19

Adjusted Net earnings	$234	$266	(12)%

Diluted earnings per share — continuing operations, as reported	$0.63	$0.67
Add: Net adjustment from restructuring related costs (2)	0.01	—
Deduct: Benefit from resolution of a state tax contingency (4)	—	(0.03)

Adjusted Diluted earnings per share — continuing operations *	$0.65	$0.64	2%

Diluted earnings per share — discontinued operations, as reported	$0.01	$0.04
Deduct: Tax benefit from the sale of the Godiva Chocolatier business (3)	(0.01)	—
Add: Costs associated with the sale of the Godiva Chocolatier business (5)	—	0.01

Adjusted Diluted earnings per share — discontinued operations	$—	$0.05

Adjusted Diluted net earnings per share	$0.65	$0.69	(6)%

*	The sum of the individual per share amounts does not equal due to rounding.

	Year-to-Date
(millions, except per share amounts)	Feb. 1, 2009	Jan. 27, 2008	% Change
Gross margin, as reported	$1,708	$1,781
Add: Unrealized losses on commodity hedges (1)	26	—
Add: Restructuring related costs (2)	15	—

Adjusted Gross margin	$1,749	$1,781	(2)%

Adjusted Gross margin percentage	40.0%	40.4%

Earnings before interest and taxes, as reported	$754	$828
Add: Unrealized losses on commodity hedges (1)	26	—
Add: Restructuring related costs (2)	15	—

Adjusted Earnings before interest and taxes	$795	$828	(4)%

Interest, net, as reported	$57	$84

Adjusted Earnings before taxes	$738	$744

Taxes on earnings, as reported	$208	$216
Add: Tax benefit from unrealized losses on commodity hedges (1)	10	—
Add: Tax benefit from restructuring related costs (2)	5	—
Add: Tax benefit from resolution of a state tax contingency (4)	—	13

Adjusted Taxes on earnings	$223	$229

Adjusted effective income tax rate	30.2%	30.8%

Earnings from continuing operations, as reported	$489	$528
Add: Net adjustment from unrealized losses on commodity hedges (1)	16	—
Add: Net adjustment from restructuring related costs (2)	10	—
Deduct: Benefit from resolution of a state tax contingency (4)	—	(13)

Adjusted Earnings from continuing operations	$515	$515	—%

Earnings from discontinued operations, as reported	$4	$16
Deduct: Tax benefit from the sale of the Godiva Chocolatier business (3)	(4)	—
Add: Costs associated with the sale of the Godiva Chocolatier business (5)	—	5

Adjusted Earnings from discontinued operations	$—	$21

Adjusted Net earnings	$515	$536	(4)%

Diluted earnings per share — continuing operations, as reported	$1.34	$1.36
Add: Net adjustment from unrealized losses on commodity hedges (1)	0.04	—
Add: Net adjustment from restructuring related costs (2)	0.03	—
Deduct: Benefit from resolution of a state tax contingency (4)	—	(0.03)

Adjusted Diluted earnings per share — continuing operations	$1.41	$1.33	6%

Diluted earnings per share — discontinued operations, as reported	$0.01	$0.04
Deduct: Tax benefit from the sale of the Godiva Chocolatier business (3)	(0.01)	—
Add: Costs associated with the sale of the Godiva Chocolatier business (5)	—	0.01

Adjusted Diluted earnings per share — discontinued operations	$—	$0.05

Adjusted Diluted net earnings per share *	$1.41	$1.39	1%

*	The sum of the individual per share amounts does not equal due to rounding.

Year Ended
(millions, except per share amounts)	Aug. 3, 2008
Earnings before interest and taxes, as reported	$1,098
Add: Restructuring charges and related costs (2)	182

Adjusted Earnings before interest and taxes	$1,280

Interest, net, as reported	$159

Adjusted Earnings before taxes	$1,121

Taxes on earnings, as reported	$268
Add: Tax benefit from restructuring charges and related costs (2)	75
Add: Tax benefit from resolution of a state tax contingency (4)	13

Adjusted Taxes on earnings	$356

Adjusted effective income tax rate	31.8%

Earnings from continuing operations, as reported	$671
Add: Net adjustment from restructuring charges and related costs (2)	107
Deduct: Benefit from resolution of a state tax contingency (4)	(13)

Adjusted Earnings from continuing operations	$765

Earnings from discontinued operations, as reported	$494
Deduct: Gain on sale of the Godiva Chocolatier business (5)	(462)

Adjusted Earnings from discontinued operations	$32

Adjusted Net earnings	$797

Diluted earnings per share — continuing operations, as reported	$1.76
Add: Net adjustment from restructuring charges and related costs (2)	0.28
Deduct: Benefit from resolution of state tax contingency (4)	(0.03)

Adjusted Diluted earnings per share — continuing operations	$2.01

Diluted earnings per share — discontinued operations, as reported	$1.30
Deduct: Gain on sale of the Godiva Chocolatier business (5)	(1.21)

Adjusted Diluted earnings per share — discontinued operations *	$0.08

Adjusted Diluted net earnings per share *	$2.09

*	The sum of the individual per share amounts does not equal due to rounding.